Exhibit 10.24

Summary of Terms of 2005 Executive Management Bonus Plans

and Non-Employee Director Compensation

A. Leigh Powell, former CEO during 2005

During 2005, Mr. Powell operated under a personal bonus plan that provided the potential for four quarterly and one additional annual cash bonus payments based on objective performance criteria approved by the Board of Directors at the beginning of the year. The maximum annual bonus for which he was eligible was $250,000. His quarterly bonuses (maximum quarterly potential: $37,500) consisted of separate payouts for attaining targeted metrics in three areas: (1) Company revenues (including deferred revenues), 40%; (2) cash operating expenses (with targeted metrics that rewarded lower expenses), 24%; and (3) Company profitability, 36%. Mr. Powell’s separate year-end bonus (maximum potential: $100,000), which was not earned because his employment ended in August 2005, was based on the same targeted metrics but with annualized goals.

Terrence M. Nicholson, former COO during 2005

During 2005, Mr. Nicholson operated under a personal bonus plan that provided the potential for four quarterly and one additional annual cash bonus payments based on objective performance criteria approved by the Board of Directors at the beginning of the year. The maximum annual bonus for which he was eligible was $210,000. His quarterly bonuses (maximum quarterly potential: $31,500) consisted of separate payouts for attaining targeted metrics in three areas: (1) Company revenues (including deferred revenues), 40%; (2) cash operating expenses (with targeted metrics that rewarded lower expenses), 24%; and (3) Company profitability, 36%. Mr. Nicholson’s separate year-end bonus (maximum potential: $84,000), which was not earned because his employment ended in August 2005, was based on the same targeted metrics but with annualized goals.

Kevin M. Harris, CFO

During 2005, Mr. Harris operated under a personal bonus plan that provided the potential for four quarterly and one additional annual cash bonus payments based on objective performance criteria approved by the Board of Directors at the beginning of the year. The maximum annual bonus for which he was eligible was $105,000. His quarterly bonuses (maximum quarterly potential: $15,750) consisted of separate payouts for attaining targeted metrics in three areas: (1) Company revenues (including deferred revenues), 24%; (2) cash operating expenses (with targeted metrics that rewarded lower expenses), 52%; and (3) Company profitability, 24%. Mr. Harris’s separate year-end bonus (maximum potential: $42,000) was based on the same targeted metrics but with annualized goals.

Kirk Krappé, EVP of Worldwide Markets

During 2005, Mr. Krappé operated under a personal sales commission plan that paid him quarterly cash awards based on total Company license sales, against which he received a $15,000 non-recoverable quarterly draw for the first two quarters of the year.

Robert G. Schwartz, Jr., VP and General Counsel

During 2005, Mr. Schwartz operated under a personal bonus plan that provided the potential for four quarterly and one additional annual cash bonus payments based on objective performance criteria approved by the Board of Directors at the beginning of the year. The maximum annual bonus for which he was eligible was $89,100. His quarterly bonuses (maximum quarterly potential: $13,365) consisted of separate payouts for attaining targeted metrics in three areas: (1) Company revenues (including deferred revenues), 33.3%; (2) expenditures on outside legal resources (with targeted metrics that rewarded lower expenses), 33.3%; and (3) Company profitability, 33.3%. Mr. Schwartz’s separate year-end bonus (maximum potential: $35,640) was based on the same targeted metrics but with annualized goals.

Non-Employee Director Compensation

Our non-employee directors receive compensation in a combination of cash, stock options and restricted stock. They receive:

•	$2,500 per calendar quarter in cash

•	a one-time grant of an option to purchase 62,500 shares of common stock, granted on the date of election to the Board of Directors (vesting in three equal annual installments beginning on the first anniversary of the option grant date). The exercise price of all options will be the fair market value of I-many’s common stock on the date of grant, and the term of each option may not exceed ten years

•	an option to purchase 25,000 shares of common stock, granted on the date of each annual meeting of stockholders (vesting in three equal annual installments beginning on the first anniversary of the option grant date). The exercise price of all options will be the fair market value of I-many’s common stock on the date of grant, and the term of each option may not exceed ten years

and

•	a grant of restricted stock on each January 2 (or January 3 if January 2 is a Company holiday) on which such person is a member of the Board, which the Company may repurchase for par value if the director’s service ends before the grant vests. These shares vest if the director remains in the Company’s service through the announcement of full-year financial results for the year of grant (that is, approximately 13 months later). The number of shares granted is determined by dividing $12,000 by the closing market price of I-many’s common stock on the last trading day before the grant date (December 31, 2005 for the January 3, 2006 award).

In addition, John Rade will receive a supplemental fee of $100,000 per annum for serving as Chairman of the Board. This additional compensation is only payable to a non-employee Director and will not be paid while Mr. Rade serves as Acting Chief Executive Officer of the Company.